Exhibit 4.9

AUTOBYTEL INC.

2006 INDUCEMENT STOCK OPTION PLAN

SECTION 1

DEFINITIONS

As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

“Administrator” means the Board or the Committee; whichever shall be administering the Plan from time to time in the discretion of the Board, as described in Section 3 of this Plan, and shall include any Special Committee that the Board or the Committee may appoint (provided that the Special Committee may only exercise discretion with respect to Participants to whom the Special Committee is authorized to make Options).

“Affiliate” means any entity, including any Parent Corporation or Subsidiary Corporation within the meaning of Section 424 of the Code, which together with the Company is under common control within the meaning of Section 414 of the Code.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee appointed by the Board in accordance with Section 3 of this Plan, or any successor committee thereto.

“Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company” means Autobytel Inc., a Delaware corporation.

“Director” means a member of the Board of Directors of the Company, and any director or directors of an Employer Company whom the Board designates as being eligible for Options.

“Employee” means an individual who is employed (within the meaning of Section 3401 of the Code and the Treasury Regulations thereunder) by the Company or any present or future Employer Company.

“Employer Company” means a company, whether (i) the Company or a Parent Corporation or Subsidiary Corporation of the Company, which employs the Employee; or

(ii) a 50% or more affiliate of the Company or a Parent Corporation or Subsidiary Corporation of the Company, which employs the Employee.

“Fair Market Value of Shares” shall mean (i) if the Shares are not publicly traded on the day in question, the closing price of the Shares on the prior trading day or the next trading day (whichever is closest in time to the day in question), provided that such date is no more than five (5) days from the date the Option is granted, (ii) if the Shares are not publicly traded on the day in question and clause (i) above does not apply, the fair market value of the Shares on the day in question as determined and set forth in writing by the Administrator (which, in making such determination, shall make a good faith effort to establish the true fair market value of the Shares as of such date using such methods as it deems appropriate, including independent appraisals, and taking into consideration any requirements set forth in the Code or the Treasury Regulations thereunder), or (iii) if the Shares are publicly traded on the day in question, the closing price of the Shares on the day in question. The closing price shall be the average of the highest and lowest quoted selling prices on the principal national securities exchange on which the Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or if the Shares are not listed or admitted to trading on any national securities exchange, the closing price of the Shares shall be the average of the highest and lowest quoted selling prices as reported by The Wall Street Journal for the over-the-counter market on the day in question.

“NASD Marketplace Rules” means the Marketplace Rules adopted by the Board of Governors of the NASD pursuant to the by-laws of the NASD, as amended or supplemented from time to time.

“Option” means an option to purchase a Share pursuant to the provisions of this Plan.

“Option Agreement” means any written document setting forth the terms and conditions of an Option, as prescribed by the Committee.

“Option Price” means the price per share of the Shares subject to each Option as provided in Section 6.3 below.

“Option Term” means the maximum period of time during which an Option may be earned, exercised or purchased as set forth in Section 6.7 below.

“Parent Corporation” shall have the meaning assigned to that term under Section 424 of the Code.

“Participant” shall have the meaning assigned to that term in Section 4.1 below.

“Plan” means the Autobytel Inc. 2006 Inducement Stock Option Plan, the terms of which are set forth herein.

“Share” or “Shares” means Common Stock, or, in the event that the outstanding Shares are hereafter changed into or exchanged for different shares or securities of the Company or some other corporation or other entity, such other shares or securities.

“Special Committee” means any committee to which the Board or Committee may delegate the authority to grant Options to eligible persons not described in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Subsidiary Corporation” shall have the meaning assigned to that term under Section 424 of the Code.

“Total and Permanent Disability,” unless otherwise specified in the applicable Option Agreement, means the inability of an Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

SECTION 2

THE PLAN

2.1 Name. This Plan shall be known as “Autobytel Inc. 2006 Inducement Stock Option Plan.”

2.2 Purpose. The sole purpose of this Plan is to advance the interests of the Company and its stockholders by inducing individuals to join the an Employer Company as Employees or Directors by affording such individuals an opportunity to acquire a proprietary interest in the Company by the grant to such individuals of Options under the terms set forth herein.

2.3 Intention; Options. It is intended that Options under this Plan will not qualify as incentive stock options within the meaning of Section 422 of the Code and the terms of this Plan shall be interpreted in accordance with such intention. It is further intended that the Options under this Plan will not require shareholder approval pursuant to Rule 4350(i)(1)(A)(iv) of the NASD Marketplace Rules.

SECTION 3

ADMINISTRATION

3.1 Administration. This Plan shall be administered, in the discretion of the Board from time to time, by the Board or by the Committee acting as the Administrator. The Committee shall be appointed by the Board, in a manner consistent with the

Company’s By-laws, and shall consist of two (2) or more members, each of whom is an outside director (within the meaning of Code Section 162(m) and the Treasury Regulations thereunder) as well as a non-employee director (within the meaning of Rule 16(b)-3 under the Exchange Act, as amended). The Board may from time to time remove members from, or add members to, the Committee. The Board shall fill vacancies on the Committee however caused. The Board may appoint one (1) of the members of the Committee as Chairman. The Administrator shall hold meetings at such times and places as it may determine. Acts of a majority of the Administrator at which a quorum is present, or acts reduced to or approved in writing by the unanimous consent of the members of the Administrator, shall be the valid acts of the Administrator. Additionally, and notwithstanding anything to the contrary contained in this Plan, the Board or Committee may delegate to a Special Committee the authority to grant Options and to specify the terms and conditions thereof to certain eligible persons who are not subject to the requirements of Section 16 of the Exchange Act, in accordance with guidelines approved by the Board or Committee.

3.2 Duties. The Administrator shall from time to time at its discretion determine the individuals who are to be granted Options, the terms of any Options, and the number of Shares to be subject to Options to be granted to each Participant. The interpretation and construction by the Administrator of any provisions of this Plan or of any Option granted thereunder shall be final. Moreover, the Administrator shall at any time be entitled to modify the vesting terms for Options, the timing rules for exercise of Options, and any other provisions relating to the Options (to the extent the modification would be allowable under this Plan for a new Option), provided that the Participant shall so consent to any modification adverse to the Participant’s interests. No member of the Administrator shall be liable for any action or determination made in good faith with respect to this Plan or any Option granted hereunder.

SECTION 4

PARTICIPATION

4.1 Eligibility. The Administrator may from time to time grant Options to such persons (collectively, “Participants”; individually a “Participant”), solely in connection with the hiring as an Employee or appointment as a Director, as the Administrator may select from among the following classes of persons:

(a)	Newly hired Employees of the Company;

(b)	Newly hired Employees of any other Employer Company; and

(c)	Any newly appointed Directors.

SECTION 5

SHARES SUBJECT TO PLAN

5.1 Shares Available for Options. Subject to adjustment pursuant to the provisions of Section 5.2 hereof, the total number of Shares, which may be issued pursuant to all Options, shall not exceed 2,000,000 Shares. Such Shares may be either authorized and unissued Shares or issued Shares which have been reacquired by the Company. If any Option shall expire or terminate for any reason without having been exercised in full, new Options may be granted covering Shares originally set aside for the unexercised portion of such expired or terminated Option.

5.2 Adjustments.

(a) Stock Splits and Dividends. Subject to any required action by the Board, the number of Shares covered by this Plan as provided in Section 5.1 hereof, the number of Shares covered by each outstanding Option and the Option Price thereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a recapitalization, reclassification, subdivision or consolidation of Shares or the payment of a stock dividend (but only if paid in Shares), a stock split or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company.

(b) Mergers. Subject to any required action by the Board and/or stockholders, if the Company shall merge with another corporation and the Company is the surviving corporation in such merger and under the terms of such merger the Shares outstanding immediately prior to the merger remain outstanding and unchanged, each outstanding Option shall continue to apply to the Shares subject thereto and shall also pertain and apply to any additional securities and other property, if any, to which a holder of the number of Shares subject to the Option would have been entitled as a result of the merger.

(c) Adjustment Determination. To the extent that the foregoing adjustments relate to securities of the Company, such adjustments shall be made by the Administrator, whose determination shall be conclusive and binding on all persons. In computing any adjustment under this Section 5.2, any fractional Share which might otherwise become subject to an Option shall be eliminated.

(d) Special Dividends. Subject to any required action by the Board, the Administrator shall be entitled to determine whether any adjustment shall be made with respect to the number of Shares covered by this Plan as provided in Section 5.1 hereof, the number of Shares covered by each outstanding Option and the Option Price for Options if the Company pays a special or extraordinary dividend.

SECTION 6

OPTIONS

6.1 Option Grant and Agreement.

(a) The Administrator may from time to time, subject to the terms of this Plan, grant to any Participant one or more Options; provided, however, that the Special Committee may from time to time grant Options to eligible persons not described in Section 16 of the Exchange Act or serving on the Special Committee. Each Option grant shall be evidenced by a written Option Agreement, dated as of the date of grant and executed by the Company and the Participant, which Option Agreement shall set forth the number of Options granted, the Option Price, the Option Term and such other terms and conditions as may be determined appropriate by the Administrator (or the Special Committee), including any performance criteria, provided that such terms and conditions are not inconsistent with this Plan. The Option Agreement shall incorporate this Plan by reference and provide that any inconsistencies or disputes shall be resolved in favor of this Plan language.

(b) Options shall be granted by the Administrator selectively among the Participants and the terms and provisions of such grants and the agreements evidencing the same (including, without limitation, the form, the amount, the timing, the terms for any purchase, the exercisability and vesting schedule of such grants) need not be uniform, whether or not the Participants are similarly situated.

6.2 Conditions With Respect to Options. Each Option shall be subject to the following conditions:

(a) At the time of grant, the Administrator may, in its discretion, place additional restrictions on Options requiring that the Option will vest only if and when, or on an accelerated basis if and when, the Common Stock price exceeds a specific amount.

(b) At the time of grant, the Administrator may, in its discretion, require that on the exercise of such a grant an Employee will purchase Shares that will be forfeited if the Participant terminates employment within a certain number of years. Additional transferability restrictions may be imposed in connection with Options.

(c) In no event may any Option become exercisable later than the date preceding the tenth anniversary date of the grant thereof.

6.3 Option Price. The Option Price shall be determined by the Administrator (or the Special Committee), subject to any limitations imposed by this Plan and, in any event, shall not be less than one hundred percent (100%) of the Fair Market Value of Shares on the date of the grant determined in compliance with Section 405A of the Code and the regulations thereunder.

6.4 Limitations on Exercise of Options. Notwithstanding anything contained in this Plan to the contrary, Options shall be exercisable in full or in such equal or unequal installments as the Administrator shall determine; provided that if a Participant does not purchase all of the Shares which the Participant is entitled to purchase on a certain date or within an established installment period, the Participant’s right to purchase any unpurchased Shares shall continue during the Option Term (taking into account any early termination of such Option Term which may be provided for under this Plan); provided, further that a Participant who is not an officer, director or consultant shall have the right to exercise at least 20% of the Options granted per year over five (5) years from the grant date.

6.5 Method of Exercising Options.

(a) Options shall be exercised by a written notice, delivered to the Company at its principal office located at 18872 MacArthur Blvd., Irvine, California, 92612-1400, Attn: Legal Department or such other address that may be designated by the Company, specifying the number of Shares to be purchased and tendering payment in full for such Shares. Payment may be tendered in cash or by certified, bank cashier’s or teller’s check or by Shares (valued at Fair Market Value as of the date of tender) that the Participant has owned for at least six months, or some combination of the foregoing or such other form of consideration which has been approved by the Administrator, including any cashless exercise mechanism approved by the Administrator. The right to deliver in full or partial payment of such Option Price any consideration other than cash shall be limited to such frequency as the Administrator shall determine in its sole discretion from time to time. In the event all or part of the Option Price is paid in Shares, any excess of the value of such Shares over the Option Price will be returned to the Participant as follows:

(i) any whole Share remaining in excess of the Option Price will be returned in kind, and may be represented by one or more share certificates; and

(ii) any partial Shares remaining in excess of the Option Price will be returned in cash.

(b) In the event a Participant pays all or part of the Option Price in Shares, the Administrator shall be entitled as it deems appropriate but solely in its discretion, to award to the Participant additional Options equal to the number of Shares tendered to exercise, provided such Option has an Option Price equal to Fair Market Value.

6.6 Buyout Provisions. Subject to stockholder approval for a broad-based offer and to any other approval requirements that may apply (in either case, as determined by the Administrator in its sole discretion), the Administrator may at any time offer to buy out an Option, in exchange for a payment in cash or Shares, based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made. In addition, subject to stockholder approval for a broad-based offer and to any other approval requirements that may apply (in either case, as determined by the Administrator in its sole discretion) if the Fair Market Value for Shares subject to an Option is more than 50% below their Option Price for more than 30 consecutive business days, the Administrator may unilaterally terminate and cancel the Option either (i) by paying the Participant, in cash or Shares, an amount not less than the Black-Scholes value of the vested portion of the Option, or (ii) by irrevocably committing to grant a new Option, on a designated date more than six months after such termination and cancellation of such Option (but only if the Participant’s service as an Employee has not terminated prior to such designated date), on substantially the same terms as the cancelled Option, provided that the per Share Option Price for the new Option shall equal the per Share Fair Market Value of a Share on the date the new grant occurs.

6.7 Option Term. The Option Term shall be determined by the Administrator at the time of grant, subject to any limitations imposed by this Plan, but in any event shall not be more than ten years from the date such Option is granted. Options may be subject to earlier termination as provided in this Plan.

6.8 Non-Transferability.

(a) General. Except as set forth in Section 6.8(c) below, Options may not be sold, pledged, assigned, hypothecated, transferred, or otherwise encumbered or disposed of other than by will or by the laws of descent or distribution, and except as specifically provided in this Plan or the applicable Option Agreement. During a Participant’s lifetime, an Option shall only be exercisable by the Participant. Furthermore, unless the Option Agreement provides otherwise, additional Shares or other property distributed to the Participant in respect of Shares, as dividends or otherwise, shall be subject to the same restrictions applicable to such Option grant.

(b) Special Rule for Beneficiaries. The designation of a beneficiary by a Participant will not constitute a transfer. In the absence of a validly designated beneficiary, a Participant’s beneficiary shall be his or her estate.

(c) Limited Transferability Rights. To the extent specifically authorized by the Administrator in an Option Agreement or amendment thereto, any Participant may transfer Options either by gift to immediate family, or by instrument to an inter vivos or testamentary trust in which the Options are to be passed, upon the death of the grantor, to beneficiaries who are immediate family

(or otherwise approved by the Administrator). A permitted transfer of an Option (including but not limited to a transfer by will or by the laws of descent and distribution) shall not be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of such evidence (e.g., an executed will or trust) as the Administrator may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Option grant.

6.9 Withholding Tax.

(a) In the event the Company determines that it is required to withhold employment or income tax in connection with an Option (for instance, as a result of the exercise of an Option as a condition for the exercise thereof), the Participant may be required to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements. Payment of such withholding requirements may be made, in the discretion of the Administrator, (i) in cash, (ii) by delivery of Shares registered in the name of the Participant having a Fair Market Value at the time the Participant becomes subject to income tax equal to the amount to be withheld and that have been held by the Participant for more than six months, (iii) by the Company retaining or not issuing such number of Shares subject to the Option as have a Fair Market Value at the time the Participant becomes subject to income tax equal to the amount to be withheld or (iv) any combination of (i), (ii) and (iii) above.

(b) The Administrator shall be entitled as it deems appropriate to make available for issuance under this Plan Shares tendered by a Participant as payment of the price for any Shares used to satisfy the Company’s withholding requirements.

6.10 Rights in the Event of Sale, Merger or Other Reorganization. Except as expressly provided in Section 5.2 and this Section, the Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price (if applicable) of Shares subject to an Option. The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets. In any such event:

(a) Unless otherwise provided in the Option Agreement for any given Option, notwithstanding anything in the Plan to the contrary, upon any such merger (other than a merger in which the Company is the surviving corporation as described in Section 5.2(b) and under the terms of which the shares of Common Stock outstanding immediately prior to the merger remain outstanding and unchanged), consolidation, or sale or transfer of assets, all rights of the Participant with respect to the unexercised portion of any Option shall become immediately vested and may be exercised immediately, except to the extent that any agreement or undertaking of any party to any such merger, consolidation, or sale or transfer of assets, shall make specific provision for the assumption of the obligations of the Company with respect to this Plan and the rights of Participants with respect to Options granted hereunder.

(b) Unless otherwise provided in the Option Agreement for any given Option, upon any such liquidation or dissolution, all rights of the Participant with respect to the unvested portion of any Option shall wholly and completely terminate and all Options shall be canceled at the time of any such liquidation or dissolution, except to the extent that any plan pursuant to which such liquidation or dissolution is effected, shall make specific provision with respect to this Plan and the rights of Participants with respect to Options granted hereunder.

(c) If provided for in the Option Agreement, any employment agreement or other arrangement between the Participant and the Company that specifically covers any Option granted hereunder, upon a change in control, (i) all rights of the Participant with respect to the unexercised portion of any Option shall fully vest and become exercisable as provided in such Option Agreement, employment agreement or other arrangement upon the effective date of any such change in control, (ii) the Company will honor any special distribution election that the Participant makes more than 90 days before the change in control, provided the distribution form is complete within five years thereafter, and (iii) the Company shall pay the Participant an amount reasonably expected to hold the Participant harmless from any excise taxes imposed on the Participant under Section 4999 of the Code, applicable regulations, or any successor thereto.

Notwithstanding the foregoing, the holder of any such Option or right theretofore granted and still outstanding shall have the right immediately prior to the effective date of such merger, consolidation, sale or transfer of assets, liquidation or dissolution to pay the purchase or exercise price, if any, for such Option in whole or in part without regard to any installment provision that may have been made part of the terms and conditions of such Option or right; provided, that any conditions precedent to such purchase set forth in the Option Agreement have occurred or been waived. In no event, however, may any Option that becomes exercisable pursuant to this Section 6.10 be exercised, in whole or in part, later than the date preceding the tenth anniversary date of the grant thereof.

6.11 Option Rights in the Event of Death, Total and Permanent Disability, or Termination.

(a) Rights in the Event of Death. Unless otherwise provided in the Option Agreement for any given Option, if a Participant’s employment or business relationship with or service to the Employer Company or service as a member of the Board is terminated on account of death, the person or persons who shall have acquired the right, by will or the laws of descent and distribution, to exercise the Participant’s Options shall continue to have (subject to Sections 6.2 and 6.4 above) the right, for a period of at least six (6) months from the date of termination by death or such longer period (if any) as may be specified in the applicable Option Agreement, to exercise any Options which such Participant would have been entitled to exercise on the Participant’s death. At the expiration of such period any such Options which remain unexercised shall expire. Unless the Administrator provides otherwise in the Option Agreement, any Options that could not have been exercised by a Participant as of the Participant’s death may not be exercised.

(b) Rights in the Event of Total and Permanent Disability. Unless otherwise provided in the Option Agreement for any given Option, if a Participant’s employment or business relationship with or service to the Employer Company or service as a member of the Board is terminated on account of Total and Permanent Disability, the Participant shall have (subject to Sections 6.2 and 6.4 above) the right, for a period of at least six (6) months from the date of termination by disability or such longer period (if any) as may be specified in the applicable Option Agreement, to exercise any Options which such Participant would have been entitled to exercise on the date of such Participant’s Total and Permanent Disability. At the expiration of such period any such Options which remain unexercised shall expire. Unless the Administrator provides otherwise in the Option Agreement, any Options that could not have been exercised by a Participant on the date of such Participant’s Total and Permanent Disability may not be exercised.

(c) Rights in the Event of Termination of Employment or Service. Unless otherwise provided in the Option Agreement for any given Option, in the event that a Participant’s employment or business relationship with or service to the Employer Company or service as a member of the Board terminates, other than by reason of death or Total and Permanent Disability and other than due to termination for “Cause,” the Participant shall have (subject to Sections 6.2 and 6.4 above) the right, for a period of at least thirty (30) days from the date of such termination or such longer period (if any) as may be specified in the applicable Option Agreement, to exercise any Options which such Participant would have been entitled to exercise on the date of such Participant’s termination. At the expiration of such period any such Options which remain unexercised shall expire. Unless the Administrator provides otherwise in the Option Agreement any Options that could not have been exercised by a Participant on the date of such Participant’s termination of employment or service as a member of the Board or business relationship may not be exercised. Notwithstanding the foregoing, if the employment or service of or business relationship with a Participant is terminated for “Cause” by the Employer Company, the Company may notify the Participant that any Options not exercised prior to the termination are cancelled. For purposes hereof and unless the Administrator provides otherwise in the Option Agreement, a termination of service or business relationship for “Cause” shall include dismissal as a result of (1) Participant’s conviction of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; (2) Participant’s gross negligence, gross incompetence or willful gross misconduct in the performance of his or her duties; or (3) Participant’s willful and material failure or refusal to perform his or her duties.

SECTION 7

SHARES ISSUED PURSUANT TO AN OPTION

7.1 Issuance of Certificates. The Company shall not be required to issue or deliver any certificate for Shares purchased upon the exercise of any Option, or any portion thereof, prior to fulfillment of all of the following applicable conditions:

(a) The admission of such Shares to listing on all stock exchanges or markets on which the Shares are then listed to the extent such admission is necessary;

(b) The completion of any registration or other qualification of such Shares under any federal or state securities laws or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Board shall in its sole discretion deem necessary or advisable, or the determination by the Board in its sole discretion that no such registration or qualification is required;

(c) The obtaining of any approval or other clearance from any federal or state governmental agency which the Board shall, in its sole discretion, determine to be necessary or advisable; and

(d) The lapse of such reasonable period of time following the exercise of the Option as the Board or Committee from time to time may establish for reasons of administrative convenience.

7.2 Compliance with Securities and Other Laws. In no event shall the Company be required to sell, issue or deliver Shares pursuant to Options if in the opinion of the Company the issuance thereof would constitute a violation by either the Participant or the Company of any provision of any law or regulation of any governmental authority or any securities exchange or market. As a condition of any sale or issuance of Shares pursuant to Options, the Company may place legends on the Shares, issue stop-transfer orders and require such agreements or undertakings from the Participant as the Company may deem necessary or advisable to assure compliance with any such law or regulation, including if the Company or its counsel deems it appropriate, representations from the Participant that the Participant is acquiring the Shares solely for investment and not with a view to distribution and that no distribution of the Shares acquired by the Participant will be made unless registered pursuant to applicable federal and state securities laws or unless, in the opinion of counsel to the Company, such registration is unnecessary.

SECTION 8

TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

8.1 Board Termination, Amendment and Modification of Plan. The Board may at any time amend or modify this Plan; provided, however, that no such action of the Board shall take effect without approval of the stockholders of the Company to the extent such approval is required by applicable law or determined by the Board to be necessary or desirable for any reason (including but not limited to the satisfaction of listing requirements on a stock exchange). Notwithstanding anything to the contrary, the Board shall be entitled to adjust the Option Price with respect to any outstanding Option at any time provided that the Participant shall so consent.

8.2 Plan Termination. Unless terminated earlier as provided in Section 8.2, this Plan shall terminate ten (10) years from the date this Plan is adopted by the Board and no Option shall be granted under this Plan after such expiration date. Termination of this Plan shall not alter or impair any of the rights or obligations under any Option theretofore granted under this Plan unless the Participant shall so consent.

8.3 Effect of Termination, Amendment or Modification of Plan. Notwithstanding Sections 8.1 and 8.2, no termination, amendment or modification of this Plan shall in any manner affect any Option theretofore granted under this Plan without the written consent of the Participant or a person who shall have acquired the right to the Option by will or the laws of descent and distribution.

SECTION 9

MISCELLANEOUS

9.1 Non-Assignability of Options. No Option shall be assignable or transferable by the Participant, except pursuant to Section 6.8.

9.2 Leaves of Absence. Unless the Administrator determines otherwise, the vesting of an Option granted under this Plan shall not be tolled during any unpaid leave of absence taken by a Participant.

9.3 No Rights to Employment or Provide Service. Nothing in this Plan or in any Option granted hereunder or in any Option Agreement relating thereto shall confer upon any individual the right to continue employment with or to provide service to the Employer Company or service as a member of the Board.

9.4 Purchase Offer. The Administrator may offer to purchase, for cash or Shares, any Option granted hereunder and such offer to purchase any Option shall be on such terms and conditions as the Administrator establishes and communicates to the Participant at the time the offer is extended to the Participant.

9.5 Binding Effect. This Plan shall be binding upon the successors and assigns of the Company.

9.6 Singular, Plural, Gender. Whenever used herein, except where the context clearly indicates to the contrary, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

9.7 Headings. Headings of the Sections hereof are inserted for convenience and reference and constitute no part of this Plan.

9.8 Effective Date. The terms of this Plan shall become effective on the date this Plan is adopted and approved by the Board.

9.9 Rights as Stockholder. Any Participant or transferee of an Option shall have no rights as a stockholder with respect to any Shares subject to such Option prior to the purchase of such Shares by exercise of such Option as provided herein.

9.10 Applicable Law. This Plan and the Options granted hereunder shall be interpreted, administered and otherwise subject to the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

9.11 Reports. The Company will comply with all applicable reporting and tax requirements applicable to Options under the Code.